Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

KraneShares Trust:

We consent to the use of our reports, dated May 29, 2020, with respect to the financial statements and financial highlights of KraneShares Trust (the Funds), comprised of KraneShares CICC China Leaders 100 Index ETF, KraneShares CSI China Internet ETF, KraneShares Bosera MSCI China A Share ETF, KraneShares E Fund China Commercial Paper ETF, KraneShares MSCI All China Index ETF, KraneShares MSCI One Belt One Road Index ETF, KraneShares Emerging Markets Consumer Technology Index ETF, KraneShares MSCI China Environment Index ETF, KraneShares Electric Vehicles and Future Mobility Index ETF, KraneShares MSCI All China Health Care Index ETF, KraneShares CCBS China Corporate High Yield Bond USD Index ETF, KraneShares Emerging Markets Healthcare Index ETF, KraneShares MSCI Emerging Markets ex China Index ETF, Quadratic Interest Rate Volatility and Inflation Hedge ETF, KFA Large Cap Quality Dividend Index ETF, KFA Small Cap Quality Dividend Index ETF, and KFA Dynamic Fixed Income ETF as of March 31, 2020, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

July 29, 2020